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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
3DV Systems Ltd.:

We consent to incorporation by reference in the registration statements (No. 33-57298, 33-80762, 33-80764, 333-72547 and 333-48654) on Form S-8 of
Vision-Sciences, Inc. of our report dated March 5, 2002, relating to the consolidated balance sheets of 3DV Systems Ltd. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from June 16, 1996 (inception) to December 31, 2001, which report appears in the Form 10-K of Vision-Sciences, Inc. for the year ended December 31, 2001.

/s/ Somekh Chaikin
--------------------------------------
Somekh Chaikin
Certified Public Accountant (Isr.)


Tel Aviv, Israel
June 29, 2003